Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins (Company)	Jerry Daly or Carol McCune
Chief Financial Officer	Daly Gray (Media)
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Announces 2005 Dividend Allocation

PALM BEACH, Fla., February 28, 2006—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced the characterization of dividends declared in 2005 for income tax reporting purposes.

Common share dividend characterization:

Type of Dividend	Declaration Date	Record Date	Payment Date	Common Dividend Per Share	Common Share Ordinary Income	Common Share Return of Capital
Regular	03/01/05	03/25/05	04/26/05	$0.06	$0.0307	$0.0293
Regular	05/09/05	06/24/05	07/26/05	0.10	$0.0512	$0.0488
Regular	09/14/05	09/30/05	10/25/05	0.15	$0.0769	$0.0731
Regular	12/06/05	12/30/05	01/31/06	0.15	$0.0769	$0.0731

				$0.46	$0.2357	$0.2243

Series C cumulative preferred share dividend characterization:

Type of Dividend	Declaration Date	Record Date	Payment Date	Series C Cum. Pfd. Dividend Per Share	Series C Cum. Pfd. Ordinary Income
Regular	03/01/05	03/25/05	04/26/05	$0.50	$0.50
Regular	05/09/05	06/24/05	07/26/05	0.50	0.50
Regular	09/14/05	09/30/05	10/25/05	0.50	0.50
Regular	12/06/05	12/30/05	01/31/06	0.50	0.50

				$2.00	$2.00

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Innkeepers Dividend Allocation

No portion of the dividends declared in 2005 represented foreign taxes or capital gains. None of the common dividends paid by the company were qualified dividends. The CUSIP number for Innkeepers USA Trust common shares is 4576JO 10 4; the CUSIP number for the Series C cumulative preferred shares is 4576JO 40 1.

Registered shareholders of Innkeepers USA Trust common and cumulative preferred shares who received any of the dividends specified in the tables above will receive an Internal Revenue Service (IRS) Form 1099-DIV from Computershare Investor Services, L.L.C., the company’s dividend paying agent. The Form 1099-DIV will report the dividends paid with respect to 2005. Shareholders whose shares are held in “street name” will receive an IRS form from the bank, brokerage firm, or other nominee holding their shares.

The regular common share dividend and regular cumulative preferred share dividend declared on December 6, 2005 for shareholders of record as of December 30, 2005, and payable on January 31, 2006, will be reported on shareholders’ year 2005 Form 1099.

The information in the tables above will be necessary in order to properly report the company’s dividends on your federal income tax return. The laws governing state taxation of REIT distributions may vary, and may not be the same as those governing your federal income taxes. The company cannot advise shareholders on how distributions should be reported on their individual tax returns because federal and state tax laws affect individuals differently.

Innkeepers USA Trust owns 70 hotels with a total of 8,825 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring and/or developing premium branded upscale extended-stay, select-service and full-service hotels and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

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Innkeepers USA

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of securities law. These statements include terms such as “should”, “may”, “believe” and “estimate”, or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company’s future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company’s expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company’s key markets (e.g. the Silicon Valley, CA, Northern NJ, Washington, DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (ix) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company’s hotels in particular, (x) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xi) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, a changed view on the subject matter of the forward looking statement, or for any other reason.